 Exhibit 3.2

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF DESIGNATION OF

AMARANTUS BIOSCIENCE HOLDINGS, Inc.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

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SERIES E CONVERTIBLE PREFERRED STOCK

On behalf of Amarantus BioScience Holdings, Inc., a Nevada corporation (the “Corporation”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the “Board”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Corporation (the “Articles of Incorporation”):

1.	Section 1 of the Second Amended and Restated Certificate of Designation of the Corporation for the Series E Convertible Preferred Stock is hereby amended by adding the following definitions:

“First Liquidation Interval” means that date when the Holder will be able to liquidate a maximum of the Tranche Size amount beginning at the next trading day after the date that is the earlier of i) nine (9) months from the Tender Exchange Closing Date and ii) the first close of trading when that closing price for the Corporation’s Common Stock is greater than the Qualifying Price

“Qualifying Price” means one hundred and fifty percent (150%) of the Stock Exchange Uplist Price.

“Stock Exchange Uplisting” means a listing of the Common Stock of the Corporation on a U.S. national securities exchange.

“Stock Exchange Uplist Price” means the minimum price per share that is required for the Stock Exchange Uplisting.

“Subsequent Liquidation Interval” means each of the next three successive four (4) month intervals after the First Liquidation Interval.

“Tender Exchange” means that secured debt and preferred equity exchange memorialized by the letter of intent dated [month, day, year] between the Corporation and holders of the secured debt and preferred equity (“Letter of Intent”).

“Tender Exchange Closing Date” means that closing date as defined in the Letter of Intent.

“Tranche Size” means 25% of the Stated Value of such share of Preferred Stock for each of the First Liquidation and Subsequent Liquidation Intervals.

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2.	Section 4 of the Second Amended and Restated Certificate of Designation of the Corporation for the Series E Convertible Preferred stock is hereby deleted in its entirety and in lieu thereof the following Section 4 is hereby inserted:

“Voting Rights. Except as otherwise expressly required by law, each holder of Series E Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to such number of votes that is equal to the number of shares of Common Stock that each share of Series E Preferred Stock is convertible into, pursuant to Section 6, herein; provided, however, that in connection with a vote by the shareholders of the Corporation on a proposal for a reverse stock split of the issued and outstanding Common Stock of the Corporation, each holder of Series E Preferred Stock agrees that the Corporation’s Board of Directors can vote on his or her behalf. Except as otherwise required by law or herein, the holders of shares of Series E Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.”

3.	Section 6(a) of the Second Amended and Restated Certificate of Designation of the Corporation for the Series E Convertible Preferred Stock is hereby deleted in its entirety and in lieu thereof the following Section 6(a) is hereby inserted:

“a) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time after the Stock Exchange Uplisting and the passage of minimum time of any regulatory period for the shares being free to trade (“Free Trading Date”) at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d)) determined by dividing the Tranche Size by the Conversion Price that is applicable to the First Liquidation Interval or the Subsequent Liquidation Interval. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.”

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4.	Section 6(b) of the Second Amended and Restated Certificate of Designation of the Corporation for the Series E Convertible Preferred Stock is hereby deleted in its entirety and in lieu thereof the following Section 6(b) is hereby inserted:

“Section 6(b) Conversion Price. The conversion price for the Preferred Stock shall equal 100% of the average price per share of the Corporation’s Common Stock for the immediately preceding twelve (12) Trading Days (the “Determination Period”); subject to an increase cap of 250% of the Stock Exchange Uplist Price (the “Conversion Price”).”

5.	Section 6(e) of the Second Amended and Restated Certificate of Designation of the Corporation for the Series E Convertible Preferred Stock is hereby deleted in its entirety.

6.	Section 10 of the Second Amended and Restated Certificate of Designation of the Corporation for the Series E Convertible Preferred Stock is hereby deleted in its entirety and in lieu thereto the following Section 10 is hereby inserted:

“Section 10. Trading Restrictions.

a) During the Determination Period, there will be no trading or liquidation of shares.

b) The daily liquidation of any Common Stock issued pursuant to Section 6(b) shall be limited to no more than 5% of the average trading volume of the prior five (5) trading days subject to a minimum of 0.3125% per Trading Day multiplied by the related First Liquidation Interval Tranche Size or Subsequent Liquidation Interval Tranche Size, as the case may be ( the “Liquidation Limit”). Shares that may have been converted in the prior First Liquidation Interval and/or Subsequent Liquidation Intervals and not yet liquidated, can be rolled to the next Subsequent Liquidation Interval(s) however such unliquidated shares in aggregate with the shares of the subject Subsequent Liquidation Interval are subject to the Liquidation Limit of that Subsequent Liquidation Interval.

c) For any sale proposed (the “Sale Proposal”) by a Holder which is in excess of the Liquidation Limit, the Corporation will have a right of first refusal to purchase the number of shares in excess of the Liquidation Limit at a price equal to the average price per share of the prior five (5) Trading Days. Within three (3) Business Days after receipt of the Sale Proposal by the Corporation, the Corporation shall inform the Holder if it is exercising its right of first refusal pursuant to this Section 10(b) and if it declines to exercise such right, the Holder may sell the number of shares in excess of the Liquidation Limit, subject to the Corporation’s approval of the buyer of such shares.”

d) In the event that the Corporation does not complete the Stock Uplisting including compliance with reporting requirements within nine (9) months from the date of the Letter of Intent, then the liquidation terms for Corporation’s Common Stock per this Section 10. Trading Restrictions memorialized herein will not be applicable, and the shares of Common Stock that are the subject of this Certificate of Designation shall be free to trade.

7.	In the event that any 2 of the milestones set forth below are not achieved by June 25, 2017, this Certificate of Amendment shall be null and void and of no further effect.

a) The Corporation raises at least $1.5 million in financing;

b) Avant Diagnostics, Inc. raises at least $1.5 million in financing; or

c) Cutanogen Corporation raises at least $2.5 million in financing.

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IN WITNESS WHEREOF, the undersigned have duly signed this Certificate of Amendment to the Certificate of Designation of the Series E Convertible Preferred Stock as of this 27th day of March 2017.

Amarantus BioScience Holdings, Inc.

By:	Gerald Commissiong
Title:	President and Chief Executive Officer

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